Exhibit 99.1
FOR IMMEDIATE RELEASE — October 30, 2006
NS GROUP REPORTS THIRD QUARTER 2006 RESULTS
NEWPORT, KY — (Business Wire) — October 30, 2006 (NYSE: NSS) NS Group, Inc. announced today its results for the quarter ended September 30, 2006. Net sales for the quarter were $184.1 million, compared to $192.3 million of sales in the second quarter of 2006. Operating income for the third quarter was $35.0 million compared to $49.6 million in the second quarter of 2006. Net income for the quarter was $22.4 million, or $0.99 per diluted share, compared to net income of $32.0 million, or $1.41 per diluted share, in the second quarter of 2006.
Net sales for the nine months ended September 30, 2006, were $566.9 million, compared to $446.7 million for the nine months ended September 30, 2005. Operating income for the first nine months of 2006 was $138.5 million, compared to $97.9 million for the comparable prior year period. Net income for the nine months ended September 30, 2006 was $89.0 million, or $3.94 per diluted share, compared to net income of $87.3 million, or $3.86 per diluted share, in the prior year period.
Earnings for the third quarter of 2006 were negatively impacted by several items including reduced margins as a result of the write-up to fair value of the finished goods inventory acquired in the Ultra acquisition, as well as expenses related to the Ultra acquisition and the proposed merger with IPSCO, Inc. These items reduced net income by $2.9 million, or $0.13 per diluted share.
In addition, third quarter financial results were negatively impacted by the elimination of gross margin on inter-company tubular product shipments to Ultra during the third quarter of 2006 which remained in Ultra’s inventory at the end of the quarter.
Due to the pending merger with IPSCO, Inc., NS Group will not be hosting an investor’s conference call. The proposed merger, announced on September 11, 2006, is expected to be completed in the fourth quarter of 2006 and remains subject to customary closing conditions, including approval of the merger by NS Group’s shareholders.
NS Group, Inc. is a leading producer of tubular products serving the energy industry and certain industrial markets. The company manufactures and markets seamless and welded tubular steel products used in the drilling, exploration and transmission of oil and natural gas and operates a steel manufacturing facility that produces billets as feedstock for its seamless products. NS Group also manufactures premium connections for oil and natural gas drilling and production under its Ultra product brand name. NS Group is traded on the NYSE under the symbol NSS. To learn more about NS Group log on to www.nsgrouponline.com.
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This report contains forward-looking information with respect to the company’s operations and beliefs. Actual results may differ from these forward-looking statements due to numerous factors, including those discussed in the company’s filings with the Securities and Exchange Commission. NS Group does not undertake any obligations to update or revise its forward-looking statements.
ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the solicitation of proxies by NS Group with respect to the meeting of its shareholders to be called with respect to the proposed merger of NS Group with PI Acquisition Company, a wholly-owned subsidiary of IPSCO Inc., NS Group filed a preliminary proxy statement with the United States Securities and Exchange Commission (the “SEC”) on September 26, 2006. NS Group also intends to file a definitive proxy statement and related materials concerning the transaction with the SEC and furnish the definitive proxy statement to NS Group’s shareholders. Shareholders of NS Group are advised to read the proxy statement when it is finalized and distributed to shareholders because it will contain important information. Shareholders of NS Group will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s web site at http://www.sec.gov. Shareholders of NS Group will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to NS Group, Inc., 530 West Ninth Street, Newport, Kentucky 41071, Attention: Linda A. Pleiman, Director of Investor Relations and Corporate Communication, Telephone: (859) 292-6809, or from NS Group’s website, www.nsgrouponline.com.
Participants in the Solicitation
NS Group and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of the persons who may be considered “participants” in the solicitation will be set forth in NS Group’s proxy statement relating to the merger. Additional information concerning NS Group’s directors and executive officers is set forth in NS Group’s proxy statements and annual reports on Form 10-K (including any amendments thereto), previously filed with the SEC.
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CONTACT:	Linda A. Pleiman Director of Investor Relations and Corporate Communications NS GROUP, INC. (859) 292-6814 www.nsgrouponline.com

NS Group, Inc.
Summarized Financial Data
(Dollars and shares in thousands, except per share and revenue per ton amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2006	2006	2005	2006	2005
Net sales	$184,061	$192,348	$139,863	$566,867	$446,710
Cost of products sold	138,354	135,922	99,878	404,945	332,466

Gross profit	45,707	56,426	39,985	161,922	114,244

Selling, general and administrative	10,726	6,837	4,730	23,404	16,366

Operating income	34,981	49,589	35,255	138,518	97,878

Investment income	1,280	2,089	892	5,142	1,538
Interest expense	(142)	(141)	(142)	(428)	(477)
Other income, net	88	90	175	265	246

Income before income taxes	36,207	51,627	36,180	143,497	99,185
Provision for income taxes	13,759	19,620	5,424	54,529	11,875

Net income	$22,448	$32,007	$30,756	$88,968	$87,310

Net income per common share
Basic	$1.00	$1.42	$1.37	$3.96	$3.92
Diluted	$0.99	$1.41	$1.35	$3.94	$3.86

Weighted average shares outstanding
Basic	22,498	22,473	22,434	22,468	22,252
Diluted	22,610	22,715	22,707	22,577	22,614

Shipment tons — tubular
Seamless	65,500	75,600	55,600	216,400	172,300
Welded	60,100	57,000	48,500	172,600	161,300
Intercompany eliminations	(4,700)	—	—	(4,700)	—

	120,900	132,600	104,100	384,300	333,600

Revenue per ton — tubular
Seamless	$1,690	$1,674	$1,625	$1,699	$1,589
Welded	$1,091	$1,087	$1,007	$1,075	$1,053

Average rig count	1,721	1,635	1,432	1,626	1,351